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AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated February 14, 2024 is entered into by and among Acacia Research Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), and Martin D McNulty, Jr. (“Executive”), on the following terms and conditions.
BACKGROUND
WHEREAS, Acacia Research Group LLC, a Texas limited liability company, the Company and Executive are party to that certain Employment Agreement dated March 10, 2022 which was subsequently assigned to the Company (as assigned, the “Prior Agreement”);
WHEREAS, since November 1, 2022, Executive has been serving as the Company’s interim Chief Executive Officer;
WHEREAS, the Company desires to appoint Executive, and Executive desires to accept such appointment, to serve as the Company’s Chief Executive Officer;
WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement by entering into this Agreement, subject to the terms and conditions as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:
1.Position and Responsibilities. Executive shall continue to be employed by the Company and effective as of February 13, 2024 (the “Effective Date”), Executive shall serve as Chief Executive Officer of the Company. Executive agrees that, at all times during Executive’s employment hereunder, Executive will be subject to and comply with the Company’s personnel rules, policies and procedures, including but not limited to the Company’s Insider Trading Policy (attached hereto as Exhibit A), Sexual Harassment Policy (attached hereto as Exhibit B), the Company’s Employee Handbook (which has been provided to Executive), Executive Officer Stock Ownership Guidelines (attached hereto as Exhibit C), and the Company’s Policy for the Recovery of Erroneously Awarded Compensation (attached hereto as Exhibit D), in each case, as may be modified from time to time. Executive will devote Executive’s full working time and efforts to the Company’s business to the exclusion of all other employment or active participation in other business interests, unless otherwise consented to in writing by the Company. This will not preclude Executive from (a) devoting time to personal and family endeavors or investments, (b) serving on community and civic boards, (c) participating in industry or trade associations, or (d) serving on a board of a public or private company that does not directly compete with the Company; provided, that (x) such activities do not materially interfere with Executive’s duties to the Company or create a conflict of interest, and (y) the Board of Directors of the Company (the “Board”) approves Executive’s service on any board of directors.
2.Compensation. For all services rendered by Executive pursuant to this Agreement, the Company will pay Executive, subject to Executive’s adherence to all of the terms of this Agreement, and Executive will accept as full compensation hereunder, the following:
a.Salary. Effective as of January 1, 2024, the Company will pay Executive, or cause Executive to be paid, a base salary (the “Base Salary”) at an annualized rate of

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$500,000. The Base Salary will be subject to tax withholding and permitted deductions, and will be payable bi-weekly in accordance with the normal payroll procedures of the Company. On the first payroll date following the Effective Date, Executive will receive a true-up payment equal to the difference between (a) the Base Salary payments that Executive would have received from January 1, 2024 through such payroll date at an annualized Base Salary rate of $500,000 and (b) the Base Salary payments that Executive in fact received during such period, which true-up payment shall be in addition to Executive’s regular Base Salary payment on such date. The Base Salary will be subject to an annual review by the Compensation Committee of the Board (the “Compensation Committee”). In the event of an adjustment to the Base Salary, the term “Base Salary” shall refer to the adjusted amount.
b.Annual Bonus. Executive will be eligible for annual cash incentive compensation (the “Annual Bonus”) ranging from 100-150% of Base Salary, the ultimate amount that is earned of which, if any, will be determined by the Board in accordance with annual performance objectives established by the Board, in consultation with the Executive, on an annual basis. The Annual Bonus, if any, will be paid to Executive in the same manner and at the same time that other senior-level executives of the Company receive their annual cash bonus awards, as determined by the Board or the Compensation Committee; provided that Executive will have the option to receive all or a portion of Executive’s Annual Bonus in stock of the Company (Nasdaq: ACTG) (to the extent that the Company has sufficient available shares under its then current stock plan to satisfy such Annual Bonus amount and that payment in stock is permitted pursuant to the terms of such stock plan). In order to be eligible for an Annual Bonus, Executive must be employed by and in good standing with the Company on the date the Annual Bonus is paid. The Annual Bonus will be subject to all tax withholdings and permitted deductions.
c.Long-Term Incentive. Executive will continue to be eligible to participate in the Company’s long-term incentive programs that may be in place from time to time for other similarly situated senior executives of the Company, as determined by the Board or the Compensation Committee, as part of Executive’s compensation package.
d.Signing Award.
(i)Background. Pursuant to the Company’s 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”) and that certain Performance-Based Restricted Stock Unit Award Agreement by and between the Company and Executive with a grant date of June 7, 2023 (the “2023 PSU Agreement”), Executive was granted PSUs (as defined in the 2023 PSU Agreement) that may be earned and vest subject to, among other requirements, the level at which the Performance Criteria (as defined in the 2023 PSU Agreement) is achieved. The 2023 PSU Agreement provides for certain limitations on the maximum number of shares of the Company’s Common Stock that may be issued in satisfaction of the Earned PSUs (as defined in the 2023 PSU Agreement) which may result in a cap on the number of shares of the Company’s Common Stock issuable that is less than the number of shares otherwise issuable pursuant to the 2023 PSU Agreement absent such maximum limit (such limit, the “2023 PSU Cap”).
(ii)Additional Payment. If the gross number of shares of the Company’s Common Stock that would have been issuable to Executive under the 2023 PSU Agreement without the application of the 2023 PSU Cap (but subject to all of the other terms and conditions of the 2023 PSU Agreement) (the “Gross Earned PSUs”) is greater than the gross number of shares of the Company’s Common Stock issued under the 2023 PSU Agreement after the application of the 2023 PSU Cap (the “Reduced Earned PSUs”), the Company will pay Executive a cash payment equal to the product of (x) the difference between (1) the number of Gross Earned PSUs less (2) the number of Reduced Earned PSUs, multiplied by (y) the Fair Market Value (as defined in the 2016 Stock Incentive Plan) (such amount, the “Signing PSU

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Payment”). The Signing PSU Payment will be made on the same day the Company issues to Executive shares of the Company’s Common Stock in satisfaction of the Reduced Earned PSUs pursuant to the 2023 PSU Agreement and, if Executive is an employee of the Company on such date, the Company shall settle the Signing PSU Payment in shares of the Company’s Common Stock, instead of a cash payment.
e.Benefits and Perquisites. The Company will make, or will cause to be made, benefits available to Executive, including, but not limited to, vacation and holidays, sick leave, health insurance, bonus plans, and the like, to the extent and on the terms made available to other similarly situated senior executives of the Company. This provision does not alter the Company’s right to modify or eliminate any employee benefit and does not guarantee the continuation of any kind or level of benefits. All such benefits shall cease upon the termination of Executive’s employment under this Agreement.
f.Expenses; Travel. The Company will reimburse Executive, or will cause Executive to be reimbursed, for all reasonable out-of-pocket business and travel expenses incurred in connection with the performance of Executive’s duties or professional activities on behalf of the Company in accordance with the Company’s reimbursement policies.
3.At-Will Employment; Termination of Employment.
a.At-Will Employment. Executive acknowledges and agrees that employment with the Company is on an at-will basis and for an unspecified duration. Neither this Agreement nor any verbal representations will confer any right to continuing employment and Executive’s at-will employment status can only be changed in a written agreement signed by the Board. Either Executive or the Company may terminate Executive’s employment for any reason upon thirty (30) days’ notice (which may be provided orally); provided, however, that the Company, in its sole discretion, may waive Executive’s requirement to provide thirty (30) days’ notice. For the duration of any such notice period, the Company may direct Executive to (i) transition some or all of Executive’s duties to other Company employees and/or to perform other or different duties as the Company deems appropriate in connection with the transition or (ii) refrain from communicating with any of the Company’s employees, members, partners, principals, investors, potential investors, and counterparties, and/or refrain from entering the Company’s premises. For the avoidance of doubt, during any such notice period, Executive will remain a Company employee and will continue to receive Executive’s base salary, participate in the Company’s health insurance plan, and be bound by the terms of this Agreement and the Company’s other policies, including the Insider Trading Policy. However, during any such notice period Executive will not be entitled to receive other benefits and perquisites, including any discretionary bonus or any additional compensation whatsoever. For the avoidance of doubt, the Company may terminate Executive’s employment for Cause immediately upon written notice.
b.Compensation Upon Termination Without Cause or Resignation for Good Reason.
(i)Severance Payments. If Executive’s employment with the Company is terminated by the Company without Cause or as a result of Executive’s resignation for Good Reason, Executive will be entitled to (1) a payment equal to the product of (A) 1.5 and (B) the Base Salary, which payment shall be paid in 18 monthly installments, (2) any unpaid Annual Bonus for the year prior to Executive’s employment termination date, which payment shall be paid in a lump sum at the same time that other executive officers of the Company receive their respective bonuses for such prior year, (3) a payment equal to the product of (A) 125% of the Base Salary (i.e., Executive’s mean target bonus) and (B) a fraction, the numerator of which is the number of days in the year in which the date of termination occurs through the

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date of termination and the denominator of which is 365, which payment shall be paid in a lump sum at the same time that other executive officers of the Company receive their respective bonuses for such year, and (4) if Executive timely and properly elects continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement for the portion of the monthly COBRA premium paid by Executive that is typically covered by the employer for active employees (the “COBRA Continuation”), in each case, for a period of eighteen (18) months following such termination of Executive’s employment in accordance with the Company’s normal payroll practices. Notwithstanding the foregoing, such COBRA Continuation shall terminate on the earliest of: (i) the end of the eighteen (18)-month period; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible for a comparable group medical coverage from another employer or the employer of a spouse.
(ii)Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 3.b.(i) above unless prior to the 60th day following Executive’s termination of employment, (1) Executive executes a release of claims in a form acceptable to the Company and (2) any applicable revocation period has expired during such 60-day period without Executive revoking such release.
(iii)Payment Timing. The amounts payable to Executive pursuant to Section 3.b.(i) above shall commence or become payable on the first regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination of employment, subject to Section 3.b.(ii) above, with the aggregate of any payments that would otherwise have been paid prior to such payroll date paid to Executive in a lump sum on such payroll date.
c.Definitions.
(i)Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (1) conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or moral turpitude; (2) attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (3) intentional, material violation of any contract or agreement between Executive and the Company or any statutory duty Executive owes to the Company; or (4) conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company. The determination that a termination of Executive’s employment is for Cause will not be made unless and until there will have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct constituting “Cause” and specifying the particulars.
(ii)Definition of “Good Reason”. For purposes of this Agreement “Good Reason” shall mean that one or more of the following are undertaken by the Company without Executive’s express written consent:
(1)the reduction of Executive’s rate of compensation by greater than 10%, except to the extent the compensation across the executive team is accordingly reduced (i.e., broad based compensation reduction across the executive team);

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(2)the failure to provide a package of benefit plans that, taken as a whole, provide substantially similar benefits to those in which Executive is entitled to participate (except that Executive’s contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company that would adversely affect Executive’s participation or reduce Executive’s benefits under any of such plans;
(3)a change in Executive’s responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after notice thereof is given by such person;
(4)a request that Executive relocate to a worksite that is more than 50 miles from Executive’s prior worksite, unless Executive accepts such relocation opportunity;
(5)a failure or refusal of any successor company to assume the obligations of the Company under an agreement with Executive; or
(6)a material breach by the Company of any of the material provisions of an agreement with Executive.
Notwithstanding the foregoing, Executive will have “Good Reason” for Executive’s resignation only if: (a) Executive notifies the Company in writing, within 30 days after the occurrence of one of the foregoing event(s), specifying the event(s) constituting Good Reason and that Executive intends to terminate Executive’s employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) Executive resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
4.Confidentiality.
a.Confidential Information. The Company and Executive recognize that Executive will acquire, have access to, or develop confidential and proprietary information relating to the Company’s business and the business of the Company’s affiliates. Such confidential and proprietary information is information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Confidential Information”). Confidential Information may include, without limitation, the following: business plans, projections, planning and strategies, marketing plans, materials, pricing, programs and related data, product information, services, budgets, acquisition plans, the names or addresses of any employees, independent contractors or customers, licensing strategy, statistical data, financial information or arrangements, manuals, forms, techniques, know-how, trade secrets, software, any method or procedure of the Company’s business, whether developed by the Company or developed, or contributed to, by Executive during the course of Executive’s employment, or made available to Executive by the Company or any of the Company’s affiliates in the course of Executive’s employment, or any market development, research or expansion projects, business systems and procedures and other confidential business and proprietary information. Confidential Information may be contained in written materials, verbal communications, the unwritten

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knowledge of employees, or any other medium, such as on a smartphone, USB drive, laptop, cloud storage, or other means of electronic storage of information.
b.Obligation of Confidentiality. Executive acknowledges and agrees that all Confidential Information constitutes special, unique and valuable assets of the Company, the disclosure of which would cause irreparable harm and substantial loss to the Company and its affiliates. In view of the foregoing, Executive agrees that at no time will Executive, directly or indirectly, and whether during or after Executive’s employment, use, reveal, disclose or make known any Confidential Information unless it is in the course of performing Executive’s job duties or with specific written authorization from or written direction by the Company. Executive further agrees that, immediately upon termination or expiration of Executive’s employment for any reason whatsoever, or at any time upon request by the Company, Executive will return to the Company all Confidential Information. In the event Executive is required by applicable law or legal process, or by any tribunal, state or federal court, administrative body or agency, by oral questions, subpoena, civil or criminal investigative demand, interrogatories, requests for information, or other similar process to disclose any Confidential Information, Executive agrees to provide the Company with prompt notice of such demand so that the Company may seek an appropriate protective order and/or waive compliance with such demand. Executive agrees to cooperate with the Company, at the Company’s expense, in seeking such protective order and, if a protective order is not obtained, Executive agrees Executive will disclose only the portion of Confidential Information required by such law, legal process or tribunal, state or federal court, administrative body or agency and will use commercially reasonable efforts to obtain confidential treatment of such disclosure. Executive understands that all documents (including written documents, electronic documents, computer records, facsimile and e-mail) and materials created, received or transmitted by Executive while employed by the Company or in connection with Executive’s work or using Company facilities are presumptively Company property and subject to inspection by the Company at any time.
c.Immunity under the Defend Trade Secrets Act. Executive acknowledges that pursuant to 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands that nothing in this Agreement prevents him from reporting, in confidence, potential violations of law to relevant governmental authorities, to Executive’s attorney, or to a court.
d.Exceptions. Notwithstanding the foregoing, any restriction on Executive’s use, disclosure, or conveyance of Confidential Information will not apply to (i) any Confidential Information that enters the public domain through no fault of Executive’s or any person affiliated with Executive; (ii) any Confidential Information that Executive is required to disclose pursuant to applicable law or legal process, an order of a court of competent jurisdiction or a government agency having appropriate authority, in accordance with Section 4(b), solely to the extent necessary to comply with such order; and (iii) any use or disclosure, during the course of Executive’s employment hereunder of Confidential Information made necessary by the proper conduct of the business of the Company and consistent with the instructions of the Company. Nothing herein shall prohibit Executive from providing information in connection with: (a) any disclosure of information required by law or legal process in accordance with Section 4(b); (b) reporting possible violations of federal or state law or regulation to any governmental agency, commission or entity or self-regulatory organization (collectively “Government Agencies”) (c) filing a charge or complaint with Government Agencies; (d) initiating communications with, responding to any inquiry from, providing testimony before, or making disclosures that are protected under the whistleblower provisions of federal or state law or regulation to the

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Securities and Exchange Commission, the Financial Industry Regulatory Authority or any state or federal regulatory or investigative authority; or (e) from responding to any other inquiry from, or assisting in any other inquiry, investigation or proceeding brought by Government Agencies in connection with (a) through (e). Additionally, for the avoidance of doubt, nothing in this Agreement is intended to limit Executive’s right to seek, obtain and/or accept a whistleblower award from the SEC pursuant to Section 21F of the Securities Exchange Act of 1934.
5.Intellectual Property. Executive agrees that any and all discoveries, concepts, ideas, inventions, writings, plans, articles, devices, products, designs, treatments, structures, processes, methods, formulae, techniques and drawings, and improvements or modifications related to the foregoing that are in any way related to the Company’s patent portfolios or any other intellectual property owned by the Company or its affiliates (including, without limitation, Acacia), whether patentable, copyrightable or not, which are made, developed, created, contributed to, reduced to practice, or conceived by Executive, whether solely or jointly with others, in connection with Executive’s employment hereunder (collectively, the “Intellectual Property”) shall be and remain the exclusive property of the Company, and, to the extent applicable, a “work made for hire,” and the Company shall own all rights, title and interests thereto, including, without limitation, all rights under copyright, patent, trademark, statutory, common law and/or otherwise. By Executive’s execution of this Agreement, Executive hereby irrevocably and unconditionally assigns to the Company all right, title and interest in any such Intellectual Property. Executive further agrees to take all such steps and all further action as the Company may reasonably request to effectuate the foregoing, including, without limitation, the execution and delivery of such documents and applications as the Company may reasonably request to secure the rights to Intellectual Property worldwide by patent, copyright or otherwise to the Company or its successors and assigns. Executive further agrees promptly and fully to disclose any Intellectual Property to the officers of the Company and to deliver to such officers all papers, drawings, models, data and other material (collectively, the “Material”) relating to any Intellectual Property made, reduced to practice, developed, created or contributed to by Executive and, upon termination, or expiration of his or her employment with the Company, to turn over to the Company all such Material. Any intellectual property which was developed by Executive prior to the Effective Date, or which is developed by Executive during or after the termination of this Agreement and is not in any way related to any of the Company’s or any of its affiliates’ intellectual property, shall be owned by Executive.
6.Covenants.
a.Exclusive Service. During Executive’s employment, Executive agrees not to perform services for any other entity, group or individual if such service would conflict with or interfere in any way with the Company’s business interests, in either case, as reasonably determined by the Company.
b.Non-Solicitation. (i) During Executive’s employment and for a period of 18 months after the termination of Executive’s employment for any reason, Executive will not (x) solicit for employment and then employ any employee of the Company or any of its affiliates or any person who is an independent contractor involved with the Company or any of its affiliates (or any person who was during the prior six months an employee or independent contractor of the Company or any of its affiliates) (provided that such restriction shall not apply to any general solicitation for employees (including through the use of employment agencies) not specifically directed at any such persons), or (y) induce, attempt to induce or knowingly encourage any Customer or Investment Opportunity of the Company or any of its affiliates to divert any business or income from the Company or any of its affiliates or to stop or alter the manner in which they are then doing business with the Company or any of its affiliates; (ii) during Executive’s employment, Executive will not pursue or otherwise solicit any Customer or Investment Opportunity of the Company or any of its affiliates except on behalf of the Company

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in furtherance of Executive’s employment responsibilities; and (iii) for a period of five (5) months following the termination of Executive’s employment for any reason, Executive will not pursue or otherwise solicit any Customer or Investment Opportunity of the Company or any of its affiliates. The term “Customer” means any individual or business firm that was or is a customer or client of, or one that was or is a party in an investor agreement with, or whose business was actively solicited by, the Company or any of its affiliates at any time, regardless of whether such customer was generated, in whole or in part, by Executive’s efforts. The term “Investment Opportunity” means any opportunity in which the Company or any of its affiliates or subsidiaries at any time sought to invest, regardless of whether such opportunity was generated, in whole or in part, by Executive’s efforts (provided, that, for purposes of Section 6(b)(iii) above, “Investment Opportunity” means any opportunity in which the Company or any of its affiliates or subsidiaries were actively pursuing as of Executive’s termination of employment (or at any time within 6 months prior to such termination date), regardless of whether such opportunity was generated, in whole or in part, by Executive’s efforts).
c.Return of the Company’s Property. Upon the termination of Executive’s employment in any manner, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, including all Confidential Information. Executive shall search for and delete all Confidential Information (other than the information that Executive may need to file tax returns or keep for financial records), including all Confidential Information, that may exist on Executive’s personal electronic devices such as a smartphone, laptop, tablet, personal computer, USB drive, or any other electronic storage device and, if requested by the Company, certify to the return of such Confidential Information (and the deletion of Confidential Information from Executive’s personal devices).
d.Cooperation. During the term of this Agreement and thereafter, Executive agrees to cooperate with the Company and its affiliates, agents, accountants and attorneys concerning any matter with which Executive was involved during Executive’s employment. Such cooperation will include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its affiliates, agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and being available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment, the Company will reimburse Executive for any reasonable out of pocket expenses incurred in performing Executive’s obligations hereunder with the understanding Executive is not being paid for testimony.
e.Non-Disparagement. During the term of this Agreement and thereafter, Executive shall not make any statements (whether written, electronic or oral) that disparage, denigrate, malign or criticize the Company or any of its affiliates, or any of their respective businesses, products, directors, officers or employees. Notwithstanding the foregoing, in no event shall the provisions of this Section 6(e) prohibit Executive from making truthful statements to the extent required by law or legal process.
f.Board Resignation. Promptly upon the appointment of Executive as a member of the Board, Executive shall execute the form of resignation letter attached hereto as Exhibit E.
7.General Provisions.
a.Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity that at any time, whether by

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purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption will relieve the Company of its respective obligations hereunder. As used in this Agreement, the “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise. Executive is not entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount is at such time payable to Executive hereunder, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
b.Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of Sections 4, 5 or 6 of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for injunctive relief without the need for an undertaking in order to enforce or prevent any violations of Sections 4, 5 or 6 of this Agreement.
c.Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions remain in full force and effect. Moreover, any provision so affected shall be limited only to the extent necessary to bring the Agreement within the applicable requirements of law.
d.Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought and any and all legal proceedings to enforce this Agreement whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Manhattan, New York, the parties hereto hereby waiving any claim or defense that such forum is not convenient.
e.Arbitration of Disputes.
(i)Agreement to Arbitrate. The parties hereby agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, the employment relationship between the parties, or the termination of the employment relationship, that are not resolved by their mutual agreement shall be resolved by final and binding arbitration by a neutral arbitrator. This agreement to arbitrate includes any claims that either the Company may have against Executive, or that Executive may have against the Company and any of its affiliates or its or their officers, directors, employees, agents and representatives.
(ii)Covered Claims. The claims covered by this agreement to arbitrate include, but are not limited to, claims for: wrongful termination; breach of any contract

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or covenant, express or implied; breach of any duty owed to Executive by the Company or to the Company by Executive; personal, physical or emotional injury; fraud, misrepresentation, defamation, and any other tort claims; wages or other compensation due; penalties; benefits; reimbursement of expenses; discrimination or harassment, including but not limited to discrimination or harassment based on race, sex, color, pregnancy, religion, national origin, ancestry, age, marital status, physical disability, mental disability, medical condition, or sexual orientation; retaliation; violation of any local, state, or federal constitution, statute, ordinance or regulation (as originally enacted and as amended), including but not limited to Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act of 1967, Americans With Disabilities Act, Fair Labor Standards Act, Executive Retirement Income Security Act, Immigration Reform and Control Act, Consolidated Omnibus Budget Reconciliation Act, Family and Medical Leave Act, California Fair Employment and Housing Act, California Family Rights Act, California Labor Code, California Civil Code, and the California Wage Orders or similar laws of other states. This Agreement shall not apply to any dispute if an agreement to arbitrate such dispute is prohibited by law.
(iii)Arbitration Process. The parties further agree that any arbitration shall be conducted before one neutral arbitrator selected by the parties and shall be conducted under the Employment Arbitration Rules of JAMS (“JAMS Rules”) then in effect. Executive may obtain a copy of JAMS Rules by accessing the JAMS website at https://www.jamsadr.com, or by requesting a copy from the Corporate Secretary of the Company. By signing this Agreement, Executive acknowledges that he or she has had an opportunity to review the JAMS Rules before signing this Agreement. The arbitration shall take place in Manhattan, New York. The arbitrator shall have the authority to order such discovery by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration. The arbitrator is authorized to award any remedy or relief available under applicable law that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in a court. Nothing in this Agreement shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8 or similar state and local laws, including, but not limited to, injunctive relief from a court of competent jurisdiction. The arbitrator shall have the authority to provide for the award of attorney’s fees and costs if such award is separately authorized by applicable law. Executive shall not be required to pay any cost or expense of the arbitration that she would not be required to pay if the matter had been heard in a court. The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise. The arbitrator shall not have the power to commit errors of law or legal reasoning and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.
(iv)Federal Arbitration Act. This agreement to arbitrate shall be enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1, et. seq.
f.Entire Agreement, Amendment and Waiver. This Agreement, together with its exhibits, contains the entire understanding and agreement between the parties and supersedes any other agreement between Acacia and Executive or between the Company and Executive, whether oral or in writing, with respect to the subject matter hereof, including, for the avoidance of doubt, the Prior Agreement. This Agreement may not be altered or amended, nor may any of its provisions be waived, except by a writing signed by both parties hereto or, in the case of an asserted waiver, by the party against whom the waiver is sought to be enforced.

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Waiver of any provision of this Agreement, or any breach thereof, shall not be deemed to be a waiver of any other provision or any subsequent alleged breach of this Agreement.
g.Clawback. Notwithstanding any other provision in this Agreement to the contrary, Executive will be subject to any policy the Company may implement or maintain at any time relating to recoupment or “clawback” of incentive compensation.
h.Survival and Counterparts. The provisions of Section 2(d)(ii) (Signing Award; Additional Payment), Section 4 (Confidentiality), Section 5 (Intellectual Property), Section 6 (Covenants), and Section 7 (General Provisions) of this Agreement will survive the termination of this Agreement. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement supersedes any prior or other agreement governing the subject matter hereof.
i.Section 409A. To the extent (A) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment hereunder, constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (B) the Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (1) the expiration of the 6-month period measured from the date of the Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A) hereunder and (2) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or Executive’s beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that (i) all payments hereunder are exempt from Section 409A to the maximum permissible extent and, (ii) for any payments where such construction is not tenable, so that those payments comply with Section 409A to the maximum permissible extent. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. All references to termination of employment or similar terms shall be deemed to mean separation from service within the meaning of Section 409A to the extent necessary to comply with Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the Company or its affiliates will reimburse the Executive for expenses for which the Executive is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred or, if earlier, within 30 days after the Executive has substantiated the expense, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
Company:
ACACIA RESEARCH CORPORATION
By:
Name:
Title:

Executive:

Martin D McNulty, Jr.

Confidential

EXHIBIT A
INSIDER TRADING POLICIES
See attached.

Confidential

EXHIBIT B
SEXUAL HARASSMENT POLICIES
See attached.

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EXHIBIT C
EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES
See attached.

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EXHIBIT D
ACACIA RESEARCH CORPORATION POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
See attached.

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EXHIBIT E
RESIGNATION LETTER

Confidential

[DATE]
To: Board of Directors of Acacia Research Corporation
From: Martin D McNulty, Jr.
I hereby tender my resignation as a member of the Board of Directors (the “Board”) of the Acacia Research Corporation (the “Company”), provided that this resignation shall be effective upon, and only in the event that (a) I am no longer Chief Executive Officer of the Company for any reason and (b) the Board accepts this resignation following such termination.
This resignation shall be irrevocable to the fullest extent permitted by Delaware law.

Sincerely,

____________________________________
Martin D McNulty, Jr.

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